EXHIBIT 99.1

School Specialty, Inc (2017 Year-End Call) March 15, 2018

Corporate Speakers:

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Glenn Wiener; School Specialty, Inc; IR

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Joe Yorio; School Specialty, Inc; President, CEO

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Ryan Bohr; School Specialty, Inc; EVP, COO

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Kevin Baehler; School Specialty, Inc; EVP, CFO

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Unidentified Company Representative

Participants:

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Kevin Tracey; Oberon Asset Management; Analyst

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Ben Terk; Active Owners Fund; Analyst

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Brendan Whittington; BulwarkBay Investments; Analyst

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Unidentified Participant

PRESENTATION

Operator: Welcome to the School Specialty Fiscal Year 2017 Yearend Conference Call.

(Operator Instructions)

As a reminder, this conference call is being recorded.

I would now like to turn the call over to Glenn Wiener, Investor Relations.

Glenn Wiener: Welcome to School Specialty's 2017 Yearend Results Conference Call.

The call today is being webcast on our Web Site, www.schoolspecialty.com and you can access that in the Investor Relations section of the site. You could also visit our Web Site for the press release and updated investor deck. And if anybody needs a copy, just contact my office and I'll be more than happy to send that out to you.

Joining us today, Joe Yorio, School Specialty's President and Chief Executive Officer, Ryan Bohr, Executive Vice President and Chief Operating Officer and Kevin Baehler, Executive Vice President and Chief Financial Officer. All will have prepared remarks today and will be available during the Q&A portion of the call.

Before I turn the call over to Joe, I'd like to remind everyone that except for historical information contained herein, statements made on today's call and webcast about School

Specialty's future condition, results of operations, expectations, plans or prospects constitute forward looking statements.

Forward looking statements also include those preceded or followed by the words, anticipates, believes, could, estimates, expects, intends, may, plans, project, should,

targets and/or similar expressions. These forward looking statement (inaudible) School Specialty's current estimates and assumptions and as such, involves uncertainly and risk.

Forward looking statements are not used as guarantees of future performance and actual results may differ materially from those contemplated by the forward looking statements because of a number of factors including those described in the Company's form 10-K.

Any forward looking statements on today's call and webcast speak only as of the date on which it's made. Except to the extent required under the federal securities law, School Specialty does not intend to update or review the forward looking statements.

We have some aggressive plans over the coming months with respect to investor relations and the team will be visiting various cities towards the end of March and into April. Ryan will discuss more of our plans and I'd be more than happy to speak with you following our call to discuss results, our outlook and plans for the future.

With that, I'd love to turn the call over now to Joe Yorio.

Joe Yorio: As you saw from our announcement yesterday, we finished the year with modest topline growth, improving gross margins, lower core overhead when excluding Triumph Learning's expenses, better operating performance and EBITDA.

And we did this while under a lot of pressure as educational budgets across the country were hard pressed and many in our industry had down years. The important takeaway is this, that for the most part, it's behind us. As we move into 2018, we're anticipating more meaningful growth and profitability, with more long term opportunities to drive shareholder value.

We've now reported three consecutive years of top and bottom line growth, which as far as we can track, is the first time in the Company's history. However, finishing 2017 with $658 million in revenue though a modest increase, was a disappointment from management's perspective.

Even with some of the internal and external challenges, it should have been better. And as you see from our 2018 guidance, we're anticipating revenue to come in even better in 2018, between $680 and $695 million, representing growth of approximately 3 to 6%.

Our strategy all along has been about balanced growth and in 2016 we were successful in growing five of our seven top categories. This was not the case in 2017 for a combination of reasons, budgetary challenges, ineffective pricing in key areas and to some degree, transition (inaudible) coverage challenges.

Despite this, furniture sales were up 4.2% and [instruction and veteran] sales were up 16.6%, the latter driven by the Triumph Learning acquisition. On the other hand our [AB Tech] sales declined by 4.6 % and [Agendas] by 16.9%, mostly as expected.

Similar to my remarks throughout the year, we've taken steps to improve profitability within the Agenda category, however (inaudible) some category erosion on the topline, we have a new leadership team in place over that category, are retooling the operating model and believe that the declines will not be as significant in 2018.

AB Tech is an area we've identified for investments. And we're also looking at several new product lines and brands that can improve our overall position in that space. While the category was down 4.6%, that total sales decline was around $800,000.

We see opportunities for growth in the supply category, with a new pricing structure, a strong private label offering and better contributions from our [team] (inaudible) model as well as expansion into the safety and security segment.

Furniture should continue to be an area of growth for us as there remains a lot of demand in school construction and refurbishment and we have experience of this first hand, as many of the larger school districts are embracing the 21s Century learning environment and we're well positioned to deliver in that area.

Instruction and intervention holds great promise for us and not just in terms of year over year growth. ESSA or the Every Student Succeeds Act is gaining more tractions and power is shifting from the federal government to the states. There's greater emphasis on instructional growth and graduation rates and defined measurement of student progress and outcomes.

And this plays right into Triumph Learning's core competency of developing state specific supplemental learning assessment preparation materials. As ESSA will also focus on non-academic measures of school quality and school success, it is very much in alignment with our overall 21st Century Safe School value proposition.

Science was strong once again in 2017 and our [Foss] product continues to build momentum and gain market share, both in elementary and middle schools across the country. Keep in mind that state science level adoptions were down in 2017,yet we still grew as we're having a lot of success in open territory states.

In 2018, there is limited state adoption activity, which will curtail near term growth, but over the next three years, there are several adoption opportunities on the horizon, with the largest one being in California. And that’s expected in 2019.

I feel our work and position and opportunity in science is exceptional and we're strengthening our position as the market leader in hands on inquiry based science.

As I mentioned last quarter, we've been focusing on improving gross margins, both through efficiencies and product innovation. Gross margins were up 30 basis points year over year and we expect margins to improve in 2018, up to 70 basis points higher, with a full year of Triumph Learning and continued focus on driving the sales of our proprietary brands.

Overall, SG&A was up $2.7 million, but when considering incremental costs associated with the Triumph Learning acquisition, our core operating expenses declines over $4 million year over year and this is while investing in operations, IT and sales driven initiatives.

Overall, we posted a $1.9 million improvement in operating income and $2 million year over year improvement in adjusted EBITDA. And while that does represent 4% of growth, we're confident there are strong upside for this current level of profitability.

(inaudible) when we look ahead, we see a modestly improving market and significant opportunities to drive our business forward. The biggest reason for this optimism stands behind what we're doing to drive growth and differentiation in the market to our 21st Century Safe Schools value proposition, which I've referenced on our calls.

Last year was really a test [mode] for us and we took the concept to several schools, school districts, government entities and some communities surrounding certain schools in Colorado, Baltimore and Cleveland for example and it hit home with everyone.

It's not just about physical security or what to buy or how to prepare. It's about the overall learning environment, taking into consideration, mental, physical, social and emotional wellbeing of students and we, as their educational partners, what we can do to support schools and create the most productive learning environments that focus on social and emotional learning or SEL.

For a growing number of schools and districts, SEL has become the coordinating framework for educators, families and communities to collaborate to promote students' social and emotional and academic learning that helps advance student outcomes and personal and academic success.

That’s the premise of our 21st Century Safe School value proposition, safe learning environments, how children are taught and learn, how they interact and how teachers and educators can deal with social and emotional issues in the school. The rise of social media, bullying and several other issues play into effect in the classroom and how it matters inside and outside.

Putting our children in the safest environment to succeed is what it's all about and that’s how we're focusing our sales efforts and professional development resources as we move ahead. We're transitioning from a transactional sales model to a consultative strategic partner based sales model.

That’s why the team selling model is so important as it brings in our domain expertise and third party experts directly into the sales process to better understand customer needs and how we can support them.

We're working on initiatives with the Baltimore City Public School that builds upon our current collaboration with them and putting on their 21st Century school construction and revitalization program. Additionally, we're gearing up as the sole corporate sponsor with the Baltimore City public schools, as the host city for the 2018 Council of Great City Schools (inaudible) Conference, which brings together the 69 top urban schools districts in the United States.

This is a big deal as it was an honor to work with the council in Cleveland in 2017, as we truly share the same vision to support students and we see exciting opportunities ahead.

I'll now turn the call over to Ryan and then Kevin will provide a little more color on our financials before we open the call for questions.

Ryan?

Ryan Bohr: Thanks, Joe.

First, I'd like to start off by expanding on our comments regarding the transition of our sales coverage model, particularly as it relates to small to medium size districts. Within the migration to the team sell model, but with fewer territory sales managers and substantial change over in personnel, focus gravitated to the larger districts, the premise being that the expanding inside sales organization would touch a greater number of accounts and provide that complementary coverage.

While our overall results could be viewed as consistent with the market, our analysis reveals a correlation between segments of our account base that underwent coverage transition and performance. While this was a negative for 2017, it does well for the future and here's why. We have strong evidence that with the right sales coverage and an opportunity to deliver the entirety of our value proposition, we can bring value to our customers and increase penetration.

In the investor presentation, we noted that sales in the top four tiers of US public school districts, which essentially represents the largest 500 districts in the country, we grew 4.6%. While this is a broad measure of success, we have examples where very targeted focus in partnership with our newly established business development team has had a very meaningful impact.

Specifically, we've seen growth rates of between 15 and 70% in large districts such as Broward County, Dallas, Chicago and Houston, some of the largest markets within the US.

Regarding the larger districts, note that they are actually less penetrated as measured on as per student basis, than the smaller districts. Increasing sales per student from the current level of just over $8 to $23, the average of the top 20% of this group, is nearly a $300 million growth opportunity for School Specialty.

We are developing a value proposition, deploying a go to market strategy and investing in our platform to effectively penetrate this segment of the market, which represents substantial growth.

Now, we expect to reinvigorate performance in the small to medium size districts with further refinements to the team sell model, more stable coverage, enhanced direct marketing activities and overall increased focus. Further, revisions to our pricing strategy are also important and will play a big role in helping us secure transactional related sales opportunities.

Simply put, our list pricing in catalogs and our discount pricing on the web were simply not competitive on hundreds of highly referencable commodity items that we sell. These items can be an important gateway to expanding business with a customer, particularly those with which we have a more transactional relationship.

Importantly though, we found nearly as many opportunities to improve margins on specialty for non-commodity items. It is not that we do not provide aggressive competitive pricing where appropriate, it's that our customers generally have to access that pricing through specific purchasing agreements, contracts or requests for quotes. This is a key driver of the increasing percentage of our sales that we see flowing through strategic pricing agreements each year.

Now, this is not a 2017 issue, this has evolved over time and has grown in significance, not only as the market has become more competitive, but as price transparency has increased. It has made us increasingly vulnerable to losing everyday transactional and teacher spend and this led to some of the weakness we saw in 2017.

Our sales in tiers five through eight, which represent over 12,000 active district relationships and nearly 60% of the US student population, were down not because we lost district relationships, they simply purchased less. And certainly, part of that is driven by [market] conditions, but we feel that part of it was also driven by our coverage and our pricing.

Attacking this pricing structure was long overdue and we feel very good about the changes we've made. Fortunately, we have shown a strong ability to penetrate these accounts in this segment of the market. The top 1,000 districts in tiers five through eight of the market, spent an average of $73 a student with us in 2017, compared to an overall average of just over $10.

Driving the overall average to just half of the performance we see in the top 10%, represents nearly an $800 million growth opportunity. And we are better positioning (inaudible) [penetrated].

In 2018, we reset pricing across the board, effective January 1. Our focus was on better optimizing pricing. It involved both price increases and decreases and a streamlined and more consistent discounting strategy.

We think improved pricing will be a key growth enabler, particularly in the supply segment of our business. Importantly, over time, we believe it will be essentially margin neutral, givne5 that it will facilitate growth of higher margin product categories and because we are simultaneously driving strategies to increase sales of our proprietary brands, particularly in the office and art portions of the supplies category.

This being said, we do expect some margin pressure in the near term until sales and marketing efforts behind these changes mature and discount structures are reset with customers, which typically happens around July 1st.

As you consider our sales guidance for 2018,the low end of the range essentially equates to flat overall sales on the base business and attaining the full year impact of Triumph's run rate sales.

The high end represents about 2.5% growth in the base business and a modest improvement in the Triumph run rate, recognize that growth in the base business is tempered by limited and stated option activity as Joe referenced, supporting our science curriculum and continued expected weakness in the Agenda category.

We will continue to take a cautious stance on our revenue guidance until overall growth momentum takes hold, but we feel good about our growth prospects in the years ahead, as there are many positive trends over the next few years, with respect to specially supply areas, science, instruction and intervention and furniture in particular.

As the 2017 results indicate, we have done a decent job neutralizing investments in the business in areas of cost inflation, with cost reductions driven by process improvements. Looking to 2018,the plan is very consistent with that theme.

The full year impact of incremental SG&A relating to the TL acquisition and assuming management and sales incentive plans pay out at target, collectively represent $10 million of incremental expense in the coming year. And while we expect the variable SG&A cost as a percentage of sales, $29 plus million of incremental revenue through the system would be expected to increase SG&A by a little over $2 million.

Beyond these areas, we are seeing some increases in transportation costs and the hourly wage rates in our fulfillment centers. As such, our SG&A outlook assumes that we drive meaningful cost reductions in other areas in 2018. We believe these cost reductions are achievable and we have several process excellence projects in place that are aligned with this objective and which will result in savings in future years beyond 2018.

Considering where we started from nearly four years ago, we've come a long way. Over three years, our adjusted [CCM] EBITDA has increased by approximately $15 million or 39%. During this time, we have not only made significant investments in our platform, but also brought on experienced, strong team members in all areas of our business.

However, we are in the early stages of seeing the impact of changes to our business that are more transformational in nature. We see significant opportunity for growth within our existing customers and believe we have a sound strategy to unlock it. In addition, we are building a scalable platform to absorb growth.

The degree of changes we are implementing to our platform and operating model has required a level of reinvestment in our fixed cost structure, however, I believe our fixed SG:A is peaking. As revenue growth takes hold, we believe our EBITDA margins will expand.

Our level of capital investment in the business is also peaking as we overhaul major platforms and implement critical applications, that in some cases, simply didn't exist. Continued EBITDA growth and declining CAPEX will allow our free cash flow to increase considerably, post 2018.

This being said, we believe neither our market cap nor the level of investor interest in our Company reflects the opportunity we have to increase shareholder value. Joe and I intend to spend considerable time over the next several weeks and in the months ahead discussing our business model and financial outlook with potential investors and others that can increase exposure and bring additional investors into the stock.

From our current information, our current number of [round out holders] stands at approximately 180. We are confident our efforts over the next few months will allow us to drive that number over 300. The core objective for 2018 is increasing our shareholder base and [uplisting] to NASDAQ and we intend to achieve that.

With that, I'll turn it over -- turn the call over to our CFO, Kevin Baehler.

Kevin Baehler: Thank you, Ryan and good morning.

Similar to prior quarters, our release and investor presentation provide a significant level of detail into our operating results. Rather than reviewing those in the details in those materials, I will instead focus my comments on our non-operating results, such as interest expense and taxes, discuss debt working capital trends and conclude with other financial considerations.

Starting with interest expense, total interest expense for fiscal 2017 decreased by $2.5 million, as compared to fiscal 2016 and cash interest expense decreased by $2.8 million, due to the combination of lower average outstanding borrowings during the year and lower borrowing costs associated with our Q2 debt refinancing.

As we enter into 2018, our net debt level is up approximately $5.7 million as compared to the prior year. This increase is related to the combination of one, $19 million of cash paid in 2017 for the Triumph Learning acquisition, 4 -- two, $4 million of debt refinancing that we've paid in the -- early in the second quarter of 2017 and three, we had $2.8 million of accretion or in other words, non-cash interest in -- or related to our deferred vendor obligations.

These increases to debt were partially offset by the free cash flow of $20 million, which we generated during fiscal 2017. We currently project end of year 2018 net debt to be down approximately $20 million versus 2017.

Cash interest though, is expected to be down a modest amount in 2018, as average borrowings throughout 2018 will remain relatively consistent with 2017. Due to our seasonality, the incremental cash flow associated with our projected revenue growth and EBITDA growth in 2018 will be generated primarily in the fourth quarter.

With respect to income taxes, our fiscal 2017 effective tax rate was negative 26.3%, while our cash tax rate was a positive 8.3%. Note that the cash tax rate is lower than our previous estimate, due primarily to incremental timing differences that we identified during the fourth quarter.

The negative overall effect of tax rate is primarily related to the reversal of a portion of our tax valuation allowances. This reversal is tied directly to our improving financial condition over the -- over recent years.

The net tax benefit recorded in 2017 associated with a partial valuation of reserve reversal was $1.7 million, but note, we continue to carry a $7.3 million valuation allowance against those deferred tax assets related specifically to foreign taxes and capital losses.

A couple of comments related to the impact of the 2017 tax reform, the reduction in federal tax rates from 21 -- or from 35 % rather, to 21 % lowered the value of our deferred tax assets by approximately $700,000. This impact was recorded in 2017 as additional tax expense.

Going forward, the impact of the lower tax rates and other provisions of the act, such as the immediate deduction of certain capital investments will lower our cash tax rate in future years from previous guidance that we had provided. Currently, we are estimating that 2018 cash taxes will be in the low single digits.

This reflects the recognition of a portion -- a portion of our -- of certain of our deferred tax assets such as our estimated 2017 net operating loss, AMT credits and intangible amortization, as well as the impact of the immediate deduction of certain capital investments.

We project cash taxes to increase to between 15 and 19 % in 2019 and we will approach the statutory rate four years thereafter -- statutory rate equaling roughly about 25 or 26%, inclusive of federal and state taxes.

The one time transition tax related to un-repatriated foreign earnings and taxes is still being assessed as we reported in the form 10-K. We have estimated the impact to be between 10 and $1 million. This range is based on the extent to which we are able to utilize any portion of our -- of our foreign tax credits to offset the tax.

We will finalize this determination prior to filing our 2017 tax return in this year's second or third quarter.

The final tax determined, due to this one time transition can be paid over eight years, as provided in the new Tax Act.

Moving on to the balance sheet, working capital of $101.4 million is flat as compared to the end of 2016, despite the addition of approximately $5 million of working capital, associated with Triumph Learning. Over the past four years, working capital has shown steady improvement, in terms of both dollars and % of revenues. Since 2014, overall net working capital is down $18.7 million and down from 19.3 % of revenue in 2014 to 15.4 % in 2017.

On an adjusted basis, for the impact of a full year of Triumph Activity, our 2017 working capital as a % of revenue was less than 15%. We continue to be pleased with the progress in our working capital management and key elements of accounts receivable, inventory and accounts payable are generally in line with our internal plans.

Looking forward to 2018, the new revenue recognition standards have received a significant amount of attention as the impact of these new rules will affect the timing of revenue recognition for many companies. The new rev -- the new revenue recognition standard became effective for us at the start of 2018, but as disclosed in the form 10-K, we do not expect this standard to have a significant impact on the timing of School Specialty's revenue recognition.

However, related to [this] standard, we are concluding that catalog costs will be expended as incurred, beginning in 2018, versus currently or 2017 and prior years, we capitalized and amortized catalog costs over the period in which revenue was generated associated from those catalogs.

The impact of this change in the accounting for catalogs, will be a timing item -- timing item affecting the comparability of quarters, beginning with our first quarter of 2018 results, we will call out these timing impacts.

Finally, I want to comment on the material weakness in our internal controls that is reported in our form 10-K. The main contributor to the material weaknesses are deficiencies that have been identified in our general computer controls, primarily related to access and change management among IT personnel who are tasked with maintaining these systems.

These general computer control deficiencies lead to an inability to rely on automated controls, most significantly in the applications and systems that track inventory and shipping activities. It is important to note that we do have daily operating procedures and manual controls in the areas of -- in the areas of inventory quantities and shipping accuracy, which do provide us comfort that our day to day operations are performing appropriately.

However, these manual controls around these daily operating procedures are not designed, executed and documented in a manner that is consistent with the internal control framework. As a result, these manual operational procedures are deemed ineffective.

But a couple of important points to keep in mind, number one, we have not identified any unauthorized changes to our system, as it relates to the access (inaudible) access deficiencies that we had had, as I mentioned earlier.

We also did not identify any material financial misstatements in our consolidated financial statements. And remediation efforts have begun and we are confident that these deficiencies will be fully remediated during 2018. In fact, certain remediation steps, such as restricting certain access rights has already been completed.

With that, I'll turn the call back over to Joe.

Joe Yorio: Thank you, Kevin.

Glenn, do we want to open it up for questions now?

Glenn Wiener: Yes, sir.

Operator, we're ready to take questions now please.

QUESTIONS AND ANSWERS

Operator: (Operator Instructions)

Kevin Tracey with Oberon Asset Management.

Kevin Tracey: Thanks. Well, congrats on a solid 2017. I (inaudible) question about the [sides] business, obviously outperformed your expectations coming into the year, significantly. I'm wondering if you have an estimate of your total market share, when looking at the K through 5 market. And then, can you explain your position what's going on in the hands on segment of that market?

And you mentioned you're a market leader, but I imagine a number of your competitors are -- developing new products to align with the next generation science standards. Can you talk about what's going on in the competitive environment there?

Ryan Bohr: Yes, thanks, Kevin. This is Ryan. As defining the markets for our science offering and kind of our position in it -- that our market opportunity's actually evolving.

It used to be pretty black and white, whether it was -- opting for a text book based program or an inquiry based program such as Foss and (inaudible) as it related to that we feel like we have a very kind of dominant market share in that K-5 area and we'd be the largest player.

The interesting thing though, is that as our product offering has evolved, we're expanding the reach of that offering into the middle school market which is an area where the hands on -- inquiry based type programs like a Foss have been less prevalent.

But also, as we look at our opportunity for Foss, it can serve as both a core curriculum, but also can be used in a supplemental manner. And we have plenty of examples with customers where they may have a text book and they may use elements of our Foss program to supplement their instruction in key areas or principles.

So, that trend has also -- in some respects, expanded our addressable market. And we're seeing the benefit of that. And that is also consistent with some of the trends we see in the curriculum side of the -- of the market overall, where -- teachers and -- curriculum developers are -- kind of developing or curating their own curriculums pulling together resources from a multitude of sources.

And so that trend also benefits -- the potential for Foss. So it's a -- we're a real strong player. Where we've made some -- our team has made some very smart investments and expansions to the product line. And we think it continues to be a core franchise for us--

Joe Yorio: Kevin, this is Joe, I think on area we also want to touch on, which is a new one for us as we expended into [Department of Defense] schools this year. So, that was a new opportunity for us and we continue to look at opportunities on that line, so--

Kevin Tracey: Okay. You mentioned there that you have the dominant position of the inquiry based market, but has that -- have you seen more competitor activity -- challenging that business? Given [when you] look at the next [changes] in science standards, it certainly seems like it provokes that area of the market. Are you seeing competitors come out of new products that are challenging Foss?

Joe Yorio: Yes, there is certainly some increased competitor activity, but, we feel that we're -- kind of out in front of that. So, I think it's -- it's not -- I mean there's two things, there's -- obviously products that align with the next gen science standards, but there's also products that are very heavily and primarily [incrubay] such as Foss.

So, we certainly are seeing some more competitive activity. But we continue to be very successful kind of competing in the market.

Kevin Tracey: All right. And just to clarify your reporting, so this year you moved some of your science supply sales -- from the curriculum segment to the supply segment, are those like [assigned] supplies -- related to Foss? Or do you see that as a separate business?

Joe Yorio: Generally, those would be separate from those that are attached to the Foss program.

Kevin Tracey: Okay. Okay. All right. And then on the debt, so in the presentation, you noted the leverage ratio is now below 3 times and a lot more cash flows to come this year. But you're still -- paying pretty high rates on your term loan, is there a -- are there prospects that that’s going to be refinanced again this year?

Unidentified Company Representative: Well there's certainly a cost to refinancing too that you have to bear in mind. And in some respects, it can be viewed as a high cost of -- a higher cost of capital than what might be available, but it was -- only a year ago that we went through a very, very thorough process to identify the best -- the best debt structure. And we're very comfortable that we did a very full market test of what was available to us and what we put in place makes sense.

So, we're always monitoring that, always trying to understand opportunities and as we continue to perform, our opportunities will continue to expand. Even when we did this a year ago the -- our history, while we keep putting it farther and farther in the rear view mirror, still had an impact on the market opportunities available to us, which is --

Kevin Tracey: Okay. Okay, got it. Thanks.

Unidentified Company Representative: Thank you, Kevin.

Operator: Ben Terk, with Active Owners Fund.

Ben Terk: Good morning, gentlemen and thanks for all the hard work and the progress disclosure, as per usual is exceptional and just a great result. Question around everyone's favorite question, which is prospects for organic growth in 2018, just tyrant to -- sort of get the (inaudible) confidence here.

Obviously -- we all look at the business and see a -- a recurring revenue business, how are you all thinking about the prospects or likelihood of organic growth in terms of how much would you deem is recurring revenue, how much would you say is already in the bag, has been sold, versus how much you got to go get to get that modest organic growth for 2018? And how does the snapshot today, in this point in time compare to where you were last year?

Unidentified Company Representative: Yes, thanks for the question, Ben. As we look at our business a very high degree of it is recurring revenue business, where -- and these are customers that have transacted with us for many, many years. And as I -- as I referenced in my comments, where we see some weakness in certain segments of the market that that weakness is not defined as losing customer relationships or losing customer accounts.

It's -- lower purchasing volumes in certain categories, Okay, which we need to continue to be innovative. We need to continue to be close to the customer to understand where their current needs are and how those shift from year to year.

So, with that said, our account base is very, very stable. And the amount of recurring revenue is very high. So,. When we look at -- now the flip side to all of that is driving growth. We have many, many examples of strong growth, but then there's -- when you -- when you deal with such a diverse account base it's -- it takes a little bit to get momentum overall.

It's -- I think it's hard to -- to get that momentum to build -- on the upside, but it's also -- makes us very stable on the down side, so it's kind of a -- it's kind of a -- kind of a blessing and a curse in some respects. But we are seeing some very strong winds.

I referenced them -- and those are winds where -- those customers that I referenced, some of the larger districts, they’ve purchased from us for years, but getting closer to them, understanding more their specific needs and opportunities, has allowed us to put forth difference -- different elements of our value proposition or it could be even service opportunity -- things that they wanted to change with respect to how they purchase products, how they integrate with their supply partners.

Sometimes, those are the elements or the solution that we drive, that can increase purchases. So, there s a high degree of comfort in the majority of our business. It's just driving that growth which is -- really aligned with all the thing that we're doing.

Joe Yorio: So, Ben, this is Joe, I'll tell you why though that we feel that the organic growth that we want to go after -- we feel that we're very well positioned. And I kind of mentioned in my comments, our relationship that we really built last year with the Council of Great City Schools put us in front of the key decision makers in the top 69 urban school districts in the US.

So we were meeting, talking to [they were superintendent or not] -- most of them [were their] chief executive officer, their chief academic officer, their chief of staff -- head of procurement, (inaudible) [and they were] speaking with them about 21st Century Safe School value proposition, the thing we're not talking about is product.

And so as we're having these conversations, it's not only myself and Ed Carr, our Chief Sales Officer, some of the other key executives and having a one to one relationship about where they're business is going, how they're being held to a more fiduciary responsibility standard, they potentially weren’t in the past and how they want to drive student outcome.

So, I think we're very well positioned. And just to give an example, Ed and I recently met -- probably going back to November, with a -- with a large school district in the United States in that district right now, we do about $300,000 in business. But as we started to meet with their senior executives and [they're presenting their business plan] back to us, what we found out is we actually have an opportunity to probably north of $3 million in the next two or three years.

We think there's an immediate upside of potentially $1 million in growth. And you got to go get that growth. But it's opened up for the entire breadth of our product offering and our category experts to meet with the people in that school district, to understand their needs and to position us to be their [consultative expert], as opposed to being a transactional seller.

So, that’s why we feel confident, the value proposition is key. There's no one out there that can do it like we do and by adding myself and other of the senior executives, being able to talk to that highest level of the organization, you're truly talking to the decision maker, who's then figuring out how we become a collaborative partner to execute on his or her value proposition and what they need to do to be more fiscally responsible for their school.

Ben Terk: Thanks a lot, guys. Good stuff.

Joe Yorio: Thank you.

Operator: (Operator Instructions)

[Patrick Wetzer, with Wetzer Capital].

Unidentified Participant: Good morning, gentlemen. Good work on 2017 and the fourth quarter. Despite the challenges you've listed, you came in at the high end of EBITDA guidance. And it sounds like we can look for meaningful revenue growth and a nice jump in EBITDA and free cash flow in 2018, so good work on that.

Unidentified Company Representative: Thank you, Pat.

Unidentified Participant: So, Ryan had talked about how you've been investing heavily in the business and it sounds like many of those projects are coming to completion in 2018,so 2019 has the prospect for a substantial increase in your free cash flow margins, is that right?

Unidentified Company Representative: Yes, I would -- how I'd characterize it -- I mentioned, Pat in my remarks, that we kind of see our CAPEX levels peaking. You'll notice that our CAPEX -- portion of CAPEX and product development expenditures (inaudible) actually coming slightly down in '18, I think about $600,000 is our expectation.

Our product development investment is up a little bit, but that’s directly related to the fact that we've essentially doubled the size of our supplemental ELA [and mass of] -- instructional material portfolio. I think that we will be completing many of these projects into 2019 and there's a few other kind of more significant projects in the pipeline.

But we definitely feel that our current levels are pretty close to the peak and that we'll see reductions in '19 and then ever more significantly in 2020, in that we would expect that should we attain, our growth objectives and maintain our cost structure like we believe we can, we will see pretty strong expansion of our free cash flow.

Unidentified Participant: Oh, that’s great. It sounds like the Triumph Learning acquisition is working out well. Can you comment on that? And also on whether we should expect to see one or two incremental acquisitions in 2018?

Unidentified Company Representative: Yes, sure. The acquisition is going well. I mean I think the integration is going smoothly. And essentially, the entire operation will be fully integrated by the end of this month, including all fulfillment and et cetera.

The Triumph Product portfolio is very complementary to ours and they have a very strong sales organization that is also very complementary to ours. So it will take some work on the product line to put -- come up with the right product [extensions] and really kind of refocusing that business, but we do think it bodes well for growth in the I&I category and it should be a strong contributor to improved growth margins and as well as our EBITDA margins--

Ryan Bohr: And I think also -- this is Ryan, so as we look at the two teams without a doubt, the Triumph teams makes our I&I team stronger. They bring products to the mix that our team didn't have access to. We have products that they didn't have access to. And I think the overall team is in a much stronger position with a much deeper knowledge base than we had previously.

With regards to your question about acquisitions as we talked about previously, we got a target list of acquisitions that we're -- we continually work on and specific categories where we think there's a deficiency in our current offering or one that we think that we don’t have it all that might mean a strength to our position moving forward.

So, that absolutely is a key initiative for us as we move into '18 and beyond to continue to look for those potential acquisitions that are quite frankly, immediately accretive to our value proposition (inaudible) Company.

Unidentified Participant: Okay, good. It sounds like you've gotten a great reception on your initial rollout of the 21st Century Safe School value proposition, will that be rollout nationally next year?

Unidentified Company Representative: It will. We've got a complete marketing campaign behind it. You'll start to see white papers that position us as subject matter experts in that category. And you may have seen, with the most recent school tragedy, [as one portion] of the value proposition, Michael Yorio who runs our safety and security category, he was all over the news as a subject matter expert and contributor to Fox News, [Cavuto], he was on Telemundo, NBC.

So, as we see on that portion of the business, there's absolutely upside for us. And we're also working with government officials, not only on the safety and security side, but as a whole to be one of the thought leaders in writing best practices, particularly in that category.

Because one of the things that we know, as we're moving forward with that -- with that specific area of safety and security, there's a lack of best practices throughout the United States. So, we see ourselves as being a though leader in that category and being a main contributor, hopefully even to [write the best] practices.

And then throughout the rest of the offering of the 21st Century Safe School value proposition, it ties right into the social and emotional learning, which is quite frankly the key buzzword in education today and so we think we're right in the mix of that as well. Long winded answer is that yes, you'll see more rolling out. You should start seeing the white papers here and your really see a social media blitz with us positioning that value proposition.

Unidentified Participant: Okay. On these horrible school shootings, it seems like public opinion is shifting to the point where something has to be done, money has to be spent in these areas to secure these facilities. Are you getting the same sense that we will see meaningful activity in that area this year?

Unidentified Company Representative: Absolutely. I mean literally, Michael and I talk daily. He's talking to state officials. He's talking to federal officials. Everyone's trying to look for what the answer is and unfortunately, there's a lot of people looking for that silver bullet. There isn't one. It's got to be a systemic process and procedure. It's got to be best practice and evidence based and it's not going to be a quick fix overnight.

I mean there's a bunch of ideas on how to be a quick fix overnight. But there's an easy way to dispute those as well. So, it really goes around to the comprehensive fix of training, of products, of services, I mean it's about awareness, preparedness and preservation. So again, we're at the front end talking to a lot of government officials.

I think you're going to immediately see state standards as you’ve already seen some in Florida and [we're walking with all of those], but I think those state standards you're going to see probably transpire into or transcend into potentially national standards. But again, they don’t like to use the word standards and best practices and we are keenly involved in that right now.

Unidentified Participant: Okay, great. Last question, the trading activity in the [stock things] have picked up recently, I'm somewhat surprised by the rather modest increase in the number of online holders, what day is that as of? Do you recall?

Unidentified Company Representative: That’s as of -- I think Kevin has the report but it's as of within the last week or two--

Kevin Baehler: That’s correct. It's as of about the end of February, Pat.

Unidentified Participant: Okay. All right. Well, great results, keep up the good work. Thank you.

Unidentified Company Representative: Thank you, Pat.

Operator: Brendan Whittington with BulwarkBay Investments.

Brendan Whittington: Good morning, I have a question around how many individual shareholders does the Company have? And how many does it need in order to uplist to NASDAQ?

Unidentified Company Representative: Sure. As I mentioned in my comments, we have our -- our estimate is we have approximately 180 [round out holders] and we need to get to at least 300.

Brendan Whittington: And given that you have pretty concentrated shareholder base, how does the Company intend on getting these incremental 120 shareholders?

Unidentified Company Representative: Yes, well we have -- we -- there's been -- as our last person on the call mentioned -- there has been increased trading activity. There has been growth in the number of shareholders. We are intending a number of meetings with potential investors and registered investment advisors, those that can -- bring us access to more of a retail account base.

Some of our efforts in that regard, in 2017, had a significant impact, where -- one or two new relationships have led to -- 30 to 40 additional shareholders. So, there's -- it is concentrated, but there is -- there is also enough activity that we think that gradually, over the next several months, we can get there.

Brendan Whittington: Would a share issuance through the -- through an acquisition be a [partly] contemplated way to increase the shareholder base?

Unidentified Company Representative: Absolutely. We just -- the key there is having a good use of proceeds and making sure that that use of proceeds is accretive to the value of the equity. So, clearly, that would be an opportunity to stimulate an offering -- an acquisition which could potentially stimulate an offering and be a very good use of capital.

Brendan Whittington: Great. Thank you very much.

Operator: And I'm showing no further questions in the queue at this time.

I'd like to turn the call back over to management for any closing remarks.

Joe Yorio: Yes, thank you. I just want to thank everyone for your continued support as we move into 2018 and beyond and we'll continue to execute on our value proposition to drive value.

So, thank you, everyone. And have a great day.

Unidentified Company Representative: Thank you.

Unidentified Company Representative: Thank you.

Operator: Ladies and gentlemen, this does conclude your program. And you may all disconnect.

Everyone, have a great day.